UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2019 (August 2, 2019)

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5501 VIRGINIA WAY, BRENTWOOD, TENNESSEE 37027

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	CXW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In its Current Report on Form 8-K filed on May 17, 2019 (the “Initial 8-K”), CoreCivic, Inc. (the “Company”) reported that Robert J. Dennis (“Mr. Dennis”) did not receive a majority of the votes cast at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) for his election to the Company’s Board of Directors (the “Board”). Mr. Dennis, as reported in the Initial 8-K, tendered his resignation as a member of the Board in accordance with the Company’s Ninth Amended and Restated Bylaws, with the effectiveness of such resignation being conditioned upon the Board’s acceptance of such resignation (the “Tendered Resignation”).

The Board, as reported in the Initial 8-K, believes that the reason Mr. Dennis failed to receive the support of a majority of the votes cast for his reelection to the Board at the Annual Meeting was due to proxy advisory firm voting guidelines, as well as voting policies of certain institutional investors regarding board service limitations. As disclosed in the Company’s proxy statement and the Initial 8-K, Mr. Dennis, in addition to his service on the Board, serves as the Chief Executive Officer and director of a publicly traded company as well as a director of one additional publicly traded company.

Following deliberations, on August 2, 2019, the Board determined not to accept the Tendered Resignation in connection with Mr. Dennis’ agreement to either (i) bring his current board service into compliance with the proxy advisory firm voting guidelines and institutional investor voting policies which the Board believes caused his voting results at the Annual Meeting by February 10, 2020 (the “Remediation Date”), or (ii) tender his resignation from the Board and the committees on which Mr. Dennis serves if he is unable to take the actions described in clause (i) above by the Remediation Date.

In making its determination, the Board considered the recommendation of the Company’s Nominating and Governance Committee (the “Committee”) to not accept the Tendered Resignation, which was provided in accordance with Company’s Corporate Governance Guidelines. The Committee, in making its recommendation to the Board, considered the valuable contributions, tenure as a director and diverse leadership experience that Mr. Dennis brings to the Board. The Committee noted that Mr. Dennis’ departure from the Board would be a significant loss, and that his expertise would not be easily replaced. The Committee also considered that Mr. Dennis’ board and committee attendance has met or exceeded the Company’s minimum attendance requirements throughout his tenure, and that he is known for his preparation, participation and thoughtfulness in board and committee meetings.

The Committee further considered that Mr. Dennis’ public company engagements are confined to companies having headquarters located within Nashville, Tennessee and neighboring Brentwood, Tennessee. The Committee believes the geographic proximity of these public companies contributes to Mr. Dennis being able to serve effectively with each of the public companies he currently serves.

In addition, the Committee recommended that the Board require Mr. Dennis to either (i) bring his current board service into compliance with the proxy advisor firm voting guidelines and institutional investor voting policies which the Board believes caused his voting results at the Annual meeting by the Remediation Date, or (ii) tender his resignation from the Board and the committees on which Mr. Dennis serves if he is unable to take the actions described in clause (i) above by the Remediation Date.

The Board considers Mr. Dennis a highly effective member of the Board, who draws from extensive leadership experience at the highest levels of publicly traded corporations, service as a director for large, complex corporate enterprises and as a lead management consultant at a top tier firm. The Board believes Mr. Dennis’ history of preparation, engagement and thoughtfulness throughout his tenure as a director of the Company demonstrates that his other public company board and leadership roles have not proven to be an impediment to his performance as a Company director.

While the Board does not believe that his executive leadership role and his other directorships will become an impediment if such engagements were to continue, the Board believes that Mr. Dennis’s commitment to reduce his other commitments (or to depart from the Board and the committees of the Board on which he serves) by the Remediation Date appropriately addresses the concerns raised by such engagements and expressed by the Company’s shareholders at the Annual Meeting.

Mr. Dennis did not participate in the discussions or deliberations by the Committee or the Board regarding the Tendered Resignation or future Board service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 8, 2019	CORECIVIC, INC.

	By:	/s/ David Garfinkle
David Garfinkle
Executive Vice President and Chief Financial Officer